UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  NEPHROS, INC.
                                ----------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)



                                    640671103
                                 --------------
                                 (CUSIP Number)



                                DECEMBER 31, 2004
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640671103                  Schedule 13G                       Page 2
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      WPPN, LP
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         918,801
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    918,801
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      918,801
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      7.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 3
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Cypress Management Partners, LLC
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         918,801
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    918,801
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      918,801
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      7.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 4
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Cypress Capital Assets, LP
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         918,801
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    918,801
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      918,801
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      7.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 5
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Cypress Capital Advisors, LLC
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         918,801
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    918,801
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      918,801
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      7.58%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 6
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Wasserstein SBIC Ventures II, LP
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         829,104
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    829,104
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      829,104
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.84%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 7
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Wasserstein Levered Venture Partners II, LLC
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      [Delaware]
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         829,104
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    829,104
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      829,104
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.84%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 8
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Wasserstein Investments LLC
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         834,492
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    834,492
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      834,492
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.88%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 9
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Wasserstein Holdings, LLC
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         834,492
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    834,492
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      834,492
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      6.88%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      OO
--------------------------------------------------------------------------------

CUSIP No. 640671103                  Schedule 13G                       Page 10
--------------------------------------------------------------------------------


1.    Name of Reporting Person
      S.S. or I.R.S. Identification No.:

      Bruce Wasserstein
--------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                                     (a) [_]
                                                                     (b) [X]
--------------------------------------------------------------------------------
3.    SEC Use Only

--------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      United States
--------------------------------------------------------------------------------
                                5.   Sole Voting Power:         1,928,564
Number of
shares                         -------------------------------------------------
Beneficially                    6.   Shared Voting Power:       -0-
Owned By
Each                           -------------------------------------------------
Reporting                       7.   Sole Dispositive Power:    1,928,564
Person
With                           -------------------------------------------------
                                8.   Shared Dispositive Power:  -0-

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person:

      1,928,564
--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain shares:

                                                                         [_]
--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9):

      15.91%
--------------------------------------------------------------------------------
12.   Type of Reporting Person:

      IN
--------------------------------------------------------------------------------

CUSIP No. 640671103                Schedule 13G                         Page 11
--------------------------------------------------------------------------------


                                   SCHEDULE 13G

                  This Schedule 13G is filed by the undersigned with respect to the shares of common stock, par value $.001 per share (the "Common Stock"), of Nephros, Inc. (the "Company").

Item 1.             (a)      NAME OF ISSUER

                    Nephros, Inc.

                    (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    3960 Broadway
                    New York, New York  10032

Item 2.             (a)      NAMES OF PERSONS FILING

                    WPPN, LP ("WPPN");
                    Cypress Management Partners, LLC ("CMP");
                    Cypress Capital Assets, L.P. ("CCA");
                    Cypress Capital Advisors, LLC ("CC Advisors");
                    Wasserstein SBIC Ventures II, LP ("WV SBIC");
                    Wasserstein Levered Venture Partners II, LLC ("Levered"); Wasserstein Investments LLC ("WI");
                    Wasserstein Holdings, LLC ("WH"); and
                    Bruce Wasserstein ("BW") and, together with WPPN, CMP, CCA, CC Advisors, WV SBIC, Levered, WI, and WH, the "Reporting Persons".

                    The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists.

                    (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    1301 Avenue of the Americas
                    New York, NY  10019

                    (c)      CITIZENSHIP

                    WPPN - Delaware
                    CMP - Delaware
                    CCA - Delaware
                    CC Advisors - Delaware

CUSIP No. 640671103                Schedule 13G                         Page 12
--------------------------------------------------------------------------------


                    WV SBIC - Delaware
                    Levered - Delaware
                    WI - Delaware
                    WH - Delaware
                    BW - United States

                    (d)      TITLE OF CLASS OF SECURITIES

                    Common Stock, par value $.001 per share (the "Common Stock")

                    (e)      CUSIP NUMBER

                    640671103

Item 3. This Schedule 13G Statement is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c).

Item 4.             (a) - (b)

                    WPPN

                    WPPN beneficially owns an aggregate of 918,801 shares of Common Stock, which represents approximately 7.58% of the issued and outstanding shares of Common Stock.

                    CMP

                    As the general partner of WPPN, CMP beneficially owns an aggregate of 918,801 shares of Common Stock, which represents approximately 7.58% of the issued and outstanding shares of Common Stock.

                    CCA

                    As the sole member of CMP, CCA beneficially owns an aggregate of 918,801 shares of Common Stock, which represents approximately 7.58% of the issued and outstanding shares of Common Stock.

                    CC Advisors

                    As the general partner of CCA, CC Advisors may be deemed to beneficially own an aggregate of 918,801 shares of Common Stock, which represents approximately 7.58% of the issued and outstanding shares of Common Stock.

CUSIP No. 640671103                Schedule 13G                         Page 13
--------------------------------------------------------------------------------


                    WV SBIC

                    WV SBIC beneficially owns an aggregate of 829,104 shares of Common Stock, which represents approximately 6.84% of the issued and outstanding shares of Common Stock.

                    Levered

                    As the general partner of WV SBIC, Levered beneficially owns an aggregate of 829,104 shares of Common Stock, which represents approximately 6.84% of the issued and outstanding shares of Common Stock.

                    WI

                    As the sole member of Levered and the controlling person of Wasserstein & Co., L.P., WI beneficially owns an aggregate of 834,492 shares of Common Stock consisting of 829,104 shares held by WV SBIC and 5,388 shares held by WV II Employee Partnership, LLC, the managing member of which is Wasserstein & Co., L.P. This represents approximately 6.88% of the issued and outstanding shares of Common Stock.

                    WH

                    As the sole member of WI, WH beneficially owns an aggregate of 834,492 shares of Common Stock, which represents approximately 6.88% of the issued and outstanding shares of Common Stock.

                    BW

                    Because he may be deemed to control CC Advisors, WH and BW Employee Holdings, LLC, BW may be deemed to beneficially own 1,928,564 shares of Common Stock, consisting of (i) 918,801 shares directly held by WPPN, (ii) 829,104 shares directly held by WV SBIC, (III) 5,388 shares held directly by WV Employee Partnership, LLC and (iv) 175,271 shares held directly by BW Employee Holdings, LLC. This represents 15.91% of the issued and outstanding shares of Common Stock. BW disclaims beneficial ownership of these shares except for his pecuniary interest in 29,446 shares.

                    (c)

                    WPPN

                    WPPN has the sole power to vote or direct the vote of 918,801 shares of Common Stock and the sole power to dispose or to direct the disposition of 918,801 shares of Common Stock.

CUSIP No. 640671103                Schedule 13G                         Page 14
--------------------------------------------------------------------------------


                    CMP

                    As the general partner of WPPN, CMP has the sole power to vote or direct the vote of 918,801 shares of Common Stock and the sole power to dispose or to direct the disposition of 918,801 shares of Common Stock.

                    CCA

                    As the sole member of CMP, CCA, has the sole power to vote or direct the vote of 918,801 shares of Common Stock and the sole power to dispose or to direct the disposition of 918,801 shares of Common Stock.

                    CC Advisors

                    As the general partner of CCA Assets, CC Advisors has the sole power to vote or direct the vote of 918,801 shares of Common Stock and the sole power to dispose or to direct the disposition of 918,801 shares of Common Stock.

                    WV SBIC

                    WV SBIC has the sole power to vote or direct the vote of 829,104 shares of Common Stock and the sole power to dispose of to direct the disposition of 829,104 shares of Common Stock.

                    Levered

                    As the general partner of WV SBIC, Levered has the sole power to vote or direct the vote of 829,104 shares of Common Stock and the sole power to dispose or to direct the disposition of 829,104 shares of Common Stock.

                    WI

                    As the sole member of Levered and the controlling person of Wasserstein & Co., L.P. WI has the sole power to vote or direct the vote of 834,492 shares of Common Stock and the sole power to dispose or to direct the disposition of 834,492 shares of Common Stock.

                    WH

                    As the sole member of WI, WH has the sole power to vote or direct the vote of 834,492 shares of Common Stock and the sole power to dispose or direct the disposition of 834,492 shares of Common Stock.

CUSIP No. 640671103                Schedule 13G                         Page 15
--------------------------------------------------------------------------------


                    BW

                    Because he may be deemed to control CC Advisors, WH and BW Employee Holdings, LLC, BW may be deemed to have sole power to vote or direct the vote of 1,928,564 shares of Common Stock and the sole power to dispose or direct the disposition of 1,928,564 shares of Common Stock. BW disclaims beneficial ownership of these shares except for his pecuniary interest in 29,446 shares.


Item 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not applicable.

Item 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON

                    Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not applicable.

Item 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not applicable.

Item 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not applicable.

Item 10.            CERTIFICATION

                    Not applicable.

CUSIP No. 640671103               Schedule 13G                         Page 16
--------------------------------------------------------------------------------



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 11, 2005

                              WPPN, L.P.

                              By:  Cypress Management Partners, LLC
                                   its General Partner

                                   By:  Cypress Capital Assets, LP
                                        its Sole Member

                                   By:  Cypress Capital Advisors, LLC
                                        its General Partner


                                        By: /s/ Robert Mersten
                                            ---------------------------------
                                            Name:  Robert Mersten
                                            Title: Vice President and Secretary


                              CYPRESS MANAGEMENT PARTNERS, LLC

                              By:  Cypress Capital Assets, LP
                                   its Sole Member

                                   By:  Cypress Capital Advisors, LLC
                                        its General Partner


                                        By: /s/ Robert Mersten
                                            ---------------------------------
                                            Name:  Robert Mersten
                                            Title: Vice President and Secretary


                              CYPRESS CAPITAL ASSETS, LP

                              By:  Cypress Capital Advisors, LLC
                                   its General Partner


                                        By: /s/ Robert Mersten
                                            ---------------------------------
                                            Name:  Robert Mersten
                                            Title: Vice President and Secretary

CUSIP No. 640671103               Schedule 13G                         Page 17
--------------------------------------------------------------------------------



                              CYPRESS CAPITAL ADVISORS, LLC


                                        By: /s/ Robert Mersten
                                            ---------------------------------
                                            Name:  Robert Mersten
                                            Title: Vice President and Secretary


                              WASSERSTEIN SBIC VENTURES II, LP

                                   By:  Wasserstein Levered Venture
                                        Partners II, LLC
                                        its General Partner

                                   By:  Wasserstein Investments, LLC
                                          its Sole Member

                                   By:  Wasserstein Holdings, LLC
                                          its Sole Member

                                        By: /s/ Townsend Ziebold
                                            ---------------------------------
                                            Name:  Townsend Ziebold
                                            Title: President


                              WASSERSTEIN LEVERED VENTURE PARTNERS II, LLC

                              By:  Wasserstein Investments, LLC
                                   its Sole Member

                              By:  Wasserstein Holdings, LLC
                                   its Sole Member

                                        By: /s/ Townsend Ziebold
                                            ---------------------------------
                                            Name:  Townsend Ziebold
                                            Title: President

CUSIP No. 640671103               Schedule 13G                         Page 18
--------------------------------------------------------------------------------



                           WASSERSTEIN INVESTMENTS, LLC

                                By:  Wasserstein Holdings, LLC
                                       its Sole Member

                                     By: /s/ Robert Mersten
                                         ---------------------------------
                                         Name:  Robert Mersten
                                         Title: Vice President and Secretary


                           WASSERSTEIN HOLDINGS, LLC


                                     By: /s/ Robert Mersten
                                         ---------------------------------
                                         Name:  Robert Mersten
                                         Title: Vice President and Secretary




                           * /s/ Townsend Ziebold
                           -----------------------
                           W. Townsend Ziebold, Jr. for Bruce Wasserstein*


                           *  Pursuant to a Power of Attorney filed
                              herewith as Exhibit 2.